Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-238717, No. 333-255471 and No. 333-271339) on Form S-8 and (No. 333-285125) on Form F-3 of our report dated April 18, 2025, with respect to the consolidated financial statements of Canaan Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG Huazhen LLP

Beijing, China

April 18, 2025